EXHIBIT 4.4(b)

SECOND AMENDED AND RESTATED

GUARANTEE AND SECURITY AGREEMENT

dated as of

December 20, 2002

and amended and restated

as of

January 26, 2007

among

RYERSON INC.,

THE U.S. SUBSIDIARIES OF RYERSON INC.

PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

i

SECOND AMENDED AND RESTATED

GUARANTEE AND SECURITY AGREEMENT

SECOND AMENDED AND RESTATED GUARANTEE AND SECURITY AGREEMENT dated as of January 26, 2007 among RYERSON INC., the U.S. SUBSIDIARIES OF RYERSON INC. party hereto and JPMORGAN CHASE BANK, N.A., as Collateral Agent.

WHEREAS, the Company, certain of its U.S. Subsidiaries and JPMorgan Chase Bank, N.A., as collateral agent, are parties to a Guarantee and Security Agreement dated as of December 20, 2002, which agreement was amended and restated as of January 4, 2005 (as amended or otherwise modified prior to the date hereof, the “Existing U.S. Security Agreement”);

WHEREAS, the parties thereto are amending and restating the Credit Agreement (as defined in the Existing U.S. Security Agreement) (as so defined, the “Existing Credit Agreement”) pursuant to a Second Amended and Restated Credit Agreement dated as of January 26, 2007 among Ryerson Inc., Joseph T. Ryerson & Son, Inc., Ryerson Canada, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as general administrative agent, collateral agent and swingline lender, JPMorgan Chase Bank, National Association, Toronto Branch, as Canadian administrative agent, General Electric Capital Corporation, as syndication agent and co-collateral agent and Bank of America, N.A., as Documentation Agent (the “Amended Credit Agreement”);

WHEREAS, in connection with the amendment and restatement of the Existing Credit Agreement, the parties thereto have agreed to amend and restate the Existing U.S. Security Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective upon (and subject to the occurrence of) the Restatement Date, the Existing U.S. Security Agreement is amended and restated as follows:

SECTION 1. Definitions.

(a) Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection 1(b) or 1(c) have, as used herein, the respective meanings provided for therein.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102

Term	UCC
Authenticate	9-102
Chattel Paper	9-102
Deposit Account	9-102
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Letter-of-Credit Right	9-102
Payment Intangible	9-102
Supporting Obligation	9-102

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Additional Secured Obligations” means (a) the Secured Derivative Obligations and (b) all obligations of the Credit Parties owed to either of the Administrative Agents or any Lender or any of their respective Affiliates in respect of cash management services performed by such Administrative Agent, Lender or Affiliate.

“Additional Secured Parties” means each holder from time to time of the Additional Secured Obligations.

“Affiliate” means, with respect to any Person, (x) any other Person that directly, or indirectly through one or more intermediaries, controls such Person (a “Controlling Person”) or (y) any other Person which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Amended Credit Agreement” has the meaning set forth in the recitals hereto.

“Assigned Accounts” means any Blocked Accounts that have been assigned by a Lien Grantor to a Special Purpose Receivables Subsidiary in connection with a Permitted Receivables Facility; provided that such Blocked Accounts shall no longer constitute “Assigned Accounts” on and after the date that such accounts are required to be assigned back to such Lien Grantor pursuant to the Intercreditor Agreement.

“Blocked Accounts” has the meaning set forth in Section 6(a).

“Blocked Account Agreement” means, with respect to any Deposit Account, a blocked account agreement in favor of the Collateral Agent (or its sub-agent) substantially in the form of Exhibit C attached hereto.

“Borrowers” means, collectively, Ryerson Inc., JTR and Ryerson Canada, Inc. and their respective successors, and “Borrower” means any of the foregoing.

“Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Security Documents. When used with respect to a specific Lien Grantor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent for the Secured Parties under the Security Documents, and its successors in such capacity.

“Company” means Ryerson Inc., a Delaware corporation, and its successors.

“Contracts” means all contracts for the sale, lease, exchange or other disposition of Inventory, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

“Credit Agreement” means the Existing Credit Agreement (as defined in the recitals hereto), as amended by the Amended Credit Agreement and as the same may be further amended or otherwise modified from time to time.

“Derivative Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Effective Date” means: (a) with respect to each Lien Grantor that was a party to the Existing U.S. Security Agreement on January 26, 2007, its “Effective Date” as defined in the Existing U.S. Security Agreement and (b) with respect to any Lien Grantor which becomes a party hereto subsequent to January 26, 2007, the date this Agreement becomes effective with respect to such Lien Grantor.

“Eligible Transferee” means (i) a Special Purpose Receivables Subsidiary or (ii) any other Person which is not a Subsidiary of the Company to which Receivables may be sold, contributed or otherwise transferred or purported to be transferred pursuant to a Permitted Receivables Facility.

“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof or (v) any warrant, option or other right to acquire any Equity Interest described in this definition.

“Event of Default” means any Event of Default as defined in the Credit Agreement and any similar event with respect to any Additional Secured Obligation that permits the acceleration of the maturity thereof (or an equivalent remedy).

“First Secured Derivative Obligations” means the Secured Derivative Obligations to the extent (but only to the extent) that they are designated by the Borrower as “First Secured Derivative Obligations” in accordance with Section 23. For the avoidance of doubt, unless the context otherwise requires, any reference herein to the “amount” or the “principal amount” of a First Secured Derivative Obligation shall refer to then current Mark-to-Market Value of such First Secured Derivative Obligation.

“Foreign Subsidiary” means any Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Guarantors” means, collectively, (i) the Company and each U.S. Subsidiary (other than an Immaterial Subsidiary or a Special Purpose Receivables Subsidiary) listed on the signature pages hereof under the caption “Subsidiary Guarantors”, and their respective successors, and (ii) each U.S. Subsidiary (other than an Immaterial Subsidiary or a Special Purpose Receivables Subsidiary) that shall, at any time after the date hereof, become a Guarantor pursuant to Section 14, and “Guarantor” means any of the foregoing.

“JTR” means Joseph T. Ryerson & Son, Inc., a Delaware corporation, and its successors.

“Lien Grantors” means the U.S. Borrowers and the other Guarantors.

“Liquid Investment” means (i) direct obligations of the United States or any agency thereof, (ii) obligations guaranteed by the United States or any agency thereof, (iii) time deposits and money market deposit accounts issued by or guaranteed by or placed with a Lender, and (iv) fully collateralized repurchase agreements for securities described in clause (i) or (ii) above entered into with a

Lender, provided in each case that such Liquid Investment (x) matures within 30 days after it is first included in the Collateral and (y) is in a form, and is issued and held in a manner, that in the reasonable judgment of the Collateral Agent permits appropriate measures to have been taken to perfect security interests therein.

“Liquidated Secured Obligation” means at any time any Secured Obligation (or portion thereof) that is not an Unliquidated Secured Obligation at such time.

“Mark-to-Market Value” means, at any date with respect to any Derivative Obligation, the lesser of (i) the amount that would be payable by the applicable Borrower if the applicable Derivative Contract were terminated at such time in circumstances in which the Borrower was the defaulting party, taking into account the effect of any enforceable netting arrangement between the parties to such Derivative Contract with respect to mutual obligations in respect of other Secured Derivative Obligations between such parties and (ii) the amount stated in the applicable Derivative Contract to be the maximum amount which can be asserted as a secured claim against the Collateral.

“Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to a Lien Grantor or other counsel, in either case approved by the Administrative Agent in a writing delivered to the Collateral Agent, which approval shall not be unreasonably withheld) addressed and delivered to the Collateral Agent.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Perfection Certificate” means, with respect to any Lien Grantor, a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Collateral Agent, and signed by an officer of such Lien Grantor.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to the Credit Agreement.

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Inventory” means Inventory that is included in the Collateral at such time.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of a Lien Grantor (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Lien Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Receivables” means, with respect to any Lien Grantor, all Accounts and Payment Intangibles owned by it and all other rights, titles or interests which, in accordance with GAAP would be included in receivables on its balance sheet (including any such Accounts and/or rights, titles or interests that might be characterized as Chattel Paper, Instruments or General Intangibles under the Uniform Commercial Code in effect in any jurisdiction), in each case arising from the sale, lease, exchange or other disposition of Inventory, and all of such Lien Grantor’s rights to any goods, services or other property related to any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit), and all collateral security and supporting obligations of any kind given by any Person with respect to any of the foregoing.

“Receivables Collateral Agent” has the meaning specified in the Intercreditor Agreement.

“Receivables Documents” means the Effective Date Receivables Facility Documents and the equivalent documents relating to any Replacement Receivables Facility.

“Related Documents” means the Credit Agreement, the Notes, the Swingline Note, the Bankers’ Acceptances, the Acceptance Notes, the Security Documents and the documentation governing the Additional Secured Obligations.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Related Transferred Rights” has the meaning specified in Section 3(b).

“Release Conditions” means the following conditions for releasing all the Secured Guarantees and terminating all the Transaction Liens:

(i) all Commitments under the Credit Agreement shall have expired or been terminated;

(ii) all Liquidated Secured Obligations shall have been paid in full; and

(iii) no Unliquidated Secured Obligation shall remain outstanding or such Unliquidated Secured Obligation shall be cash collateralized to an extent and in a manner reasonably satisfactory to each affected Secured Party.

“Required Secured Parties” means (i) until such time as the Release Conditions are satisfied with respect to the Credit Agreement and the Secured Loan Obligations, the Required Lenders (and, for purposes of a release of all or any substantial portion of the Secured Guarantees or all or any substantial portion of the Collateral, all of the Lenders) and (ii) thereafter, the holders of a majority in face amount of the Additional Secured Obligations.

“Restatement Date” means the “Effective Date” as defined in the Amended Credit Agreement.

“Second Secured Derivative Obligations” means all Secured Derivative Obligations that are not First Secured Derivative Obligations. For the avoidance of doubt, unless the context otherwise requires, any reference herein to the “amount” or the “principal amount” of a Second Secured Derivative Obligation shall refer to then current Mark-to-Market Value of such Second Secured Derivative Obligation.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Lien Grantors and/or rights of the holder with respect to such Secured Obligation.

“Secured Derivative Obligations” means Derivative Obligations of any Credit Party owing to any Person that was a Lender or Lender Affiliate on the trade date for any such Derivative Obligation, or an assignee of such Person; provided that (i) such Derivative Obligation is entered into in the course of the ordinary business practice of such Credit Party and not for speculative purposes and (ii) such Derivative Obligation has been designated by the Company as an additional Secured Obligation in accordance with Section 23.

“Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under Section 2 hereof or Section (a) of a Security Agreement Supplement.

“Secured Loan Obligations” means all principal of all Loans (including the face amount of all Bankers’ Acceptances) and Swingline Loans outstanding from time to time under the Credit Agreement and all obligations to reimburse LC Disbursements, all interest (including Post-Petition Interest) thereon and all other amounts now or hereafter payable by the Borrowers pursuant to the Financing Documents.

“Secured Obligations” means the Secured Loan Obligations and the Additional Secured Obligations.

“Secured Parties” means the holders from time to time of the Secured Obligations (including, as the case may be, any of such holders in its capacity as Security Agent or Collateral Agent), and “Secured Party” means any of them as the context may require.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Subsidiary of the Company as a party hereto pursuant to Section 14 and/or adding additional property to the Collateral.

“Security Documents” means this Agreement, the Security Agreement Supplements, the Blocked Account Agreements, the Intercreditor Agreement and all other supplemental or additional security agreements, control agreements or similar instruments delivered pursuant to the Financing Documents.

“SPV Equity Interests” means any Equity Interests in any Special Purpose Receivables Subsidiary.

“SPV Notes” means all Debt owed by a Special Purpose Receivables Subsidiary to the Company or any of its Subsidiaries, whether or not evidenced by an Instrument.

“Sweep Collateral” has the meaning set forth in Section 6.

“Sweep Period” means (i) each period that begins on any day on which Total Facility Availability is less than $50,000,000, and ends on the first day thereafter on which Total Facility Availability has been at least $55,000,000 for 30 consecutive days and (ii) each period that begins when an Event of Default occurs, and ends when no Event of Default is continuing; provided that, except in the case of a Sweep Period that begins upon the occurrence of any Event of Default described in Section 6.01(a)(i), 6.01(a)(ii) or 6.01(d) of the Credit

Agreement with respect to any Borrower (which Sweep Period shall commence automatically upon the occurrence of such Event of Default), no Sweep Period shall be deemed to have commenced unless and until either Security Agent shall have so determined and shall have so notified the U.S. Borrowers’ Agent.

“Transaction Liens” means the Liens granted by the Lien Grantors under the Security Documents.

“Transferred Receivables” means any Receivables that have been sold, contributed or otherwise transferred or purported to be transferred to an Eligible Transferee in connection with a Permitted Receivables Facility.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unliquidated Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is:

(i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii) any other obligation (including any guarantee) that is contingent in nature at such time; or

(iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Borrowers” means Ryerson Inc. and JTR.

“U.S. Cash Collateral Account” has the meaning set forth in Section 6.

(d) Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Guarantees by Guarantors.

(a) Secured Guarantees. Each Guarantor unconditionally guarantees to the Collateral Agent for the benefit of the Secured Parties the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise). If any Borrower fails to pay any Secured Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.

(b) Secured Guarantees Unconditional. The obligations of each Guarantor under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any Secured Agreement;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower, any other Guarantor or any other Person under any Secured Agreement;

(iv) any change in the corporate existence, structure or ownership of any Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of any Borrower, any other Guarantor or any other Person under any Secured Agreement;

(v) the existence of any claim, set-off or other right that such Guarantor may have at any time against any Borrower, any other Guarantor, any Secured Party or any other Person, whether in connection with the Financing Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any Borrower, any other Guarantor or any other Person for any reason of any Secured Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by any Borrower, any other Guarantor or any other Person; or

(vii) any other act or omission to act or delay of any kind by any Borrower, any other Guarantor, any other party to any Secured Agreement, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause 2(b)(vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder.

(c) Release of Secured Guarantees. (i) All the Secured Guarantees will be released when all the Release Conditions are satisfied. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of any Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(ii) If all the capital stock of a Guarantor or all the assets of a Guarantor are sold to a Person other than a Borrower or a Subsidiary of a Borrower in a transaction not prohibited by the Credit Agreement (any such sale, a “Sale of Guarantor”), the Collateral Agent shall promptly release such Guarantor from its Secured Guarantee. Such release shall not require the consent of any Secured Party, and the Collateral Agent and any third party shall be fully protected in relying on a certificate of the Company as to whether any particular sale constitutes a Sale of Guarantor.

(iii) In addition to any release permitted by subsection 2(c)(ii), the Collateral Agent may release any Secured Guarantee (subject to Section 9.05(b)(iv) of the Credit Agreement) with the prior written consent of the Required Secured Parties.

(d) Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other Guarantor or any other Person.

(e) Subrogation. Each Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the relevant Credit Party with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of the relevant Credit Party in respect thereof unless, and until such time as, all the Release Conditions have been satisfied.

(f) Contribution; Subordination. Each Guarantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Guarantor under this Agreement or assets of any other Guarantor shall be sold pursuant to this Agreement to satisfy a claim against any Borrower or any Subsidiary of such Borrower (such other Guarantor, the “Claiming Guarantor”), the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor as of December 31, 2005 (or, in the case of any Guarantor becoming a party hereto pursuant to Section 14 after the Effective Date, the end of the fiscal quarter most recently ended before the date of the Security Agreement Supplement executed and delivered by such Guarantor) and the denominator shall be the aggregate of all such amounts (without duplication) for all such Guarantors. All rights of the Guarantors under this Section and any other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

(g) Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation by any Borrower is stayed by reason of the insolvency or receivership of such Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Collateral Agent.

(h) Right of Set-Off. If any Secured Obligation is not paid promptly when due, each of the Secured Parties and each of their respective Affiliates which is a deposit-taking institution or a subsidiary of such an institution is authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Guarantor against the obligations of such Guarantor under its Secured Guarantee, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured. The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of setoff) that such Secured Party may have.

(i) Continuing Guarantee. Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Collateral Agent. If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights in respect of each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

(j) Limitation on Obligations of Guarantors. The obligations of each Guarantor under its Secured Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Secured Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

(k) Continuation of Liens. For the purpose of clarification, the parties hereto hereby acknowledge, agree and confirm that the Liens and guarantees provided pursuant to the Existing U.S. Security Agreement continue under this Agreement to the extent of the Liens and guarantees described herein and nothing herein or in the Credit Agreement shall be deemed to terminate or release any such Liens or guarantees until such time as so terminated or released in the manner provided for herein.

SECTION 3. Grant of Transaction Liens.

(a) Each U.S. Borrower, in order to secure the Secured Obligations, and each other Guarantor listed on the signature pages hereof, in order to secure its Secured Guarantee, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of such Borrower or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located, subject to the exceptions set forth in Section 3(b):

(i) all Inventory;

(ii) all Receivables;

(iii) all Contracts;

(iv) all Blocked Accounts and the U.S. Cash Collateral Account;

(v) all SPV Equity Interests;

(vi) all SPV Notes;

(vii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Lien Grantor pertaining to any of its Collateral; and

(viii) all other Proceeds of the Collateral described in the foregoing clauses (i) through (vii).

(b) The Collateral shall not include (i) Assigned Accounts and (ii) Transferred Receivables and (1) rights to payment and collections in respect of such Transferred Receivables, (2) security interests or Liens and property subject thereto securing or purporting to secure or guarantee payment of such Transferred Receivables, (3) guarantees, indemnities and warranties, security agreements, service contracts, financing statements, supporting obligations, letters of credit, acceptances, insurance and other arrangements from time to time supporting or securing payment of or relating to such Transferred Receivables, (4) all invoices, documents, books, records and other information with respect to such Transferred Receivables or the obligors thereon, (5) with respect to any such Transferred Receivables, the transferor’s interest in the goods or product (including returned, repossessed or foreclosed goods or product), the sale of which by such transferor gave rise to such Transferred Receivables, except as otherwise provided in the Intercreditor Agreement and (6) all Proceeds of the items described in subclauses 3(b)(ii)(1) through 3(b)(ii)(5) (preceding subclauses (b)(i) and (b)(ii)(1) through (b)(ii)(6), collectively, the “Related Transferred Rights”).

(c) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in all right, title and interest of the applicable Lien Grantor in and to (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(d) The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 4. General Representations and Warranties. As of the Effective Date and (except as to those particular representations and warranties expressly made only as of the Effective Date) as of the date of each Credit Event, each Lien Grantor represents and warrants that:

(a) Such Lien Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.

(b) Schedule 1 lists all SPV Equity Interests (if any) and all SPV Notes (if any) owned by such Lien Grantor as of the Effective Date. Such Lien Grantor holds all such SPV Equity Interests (if any) and SPV Notes (if any) directly (i.e., not through a Subsidiary or any other Person).

(c) All SPV Equity Interests (if any) and all SPV Notes (if any) owned by such Lien Grantor are owned by it free and clear of any Liens other than (i) the Transaction Liens and (ii) any inchoate tax liens. All shares of capital stock included in such SPV Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. None of such SPV Equity Interests is subject to any option to purchase or similar right of any Person. Such Lien Grantor is not and will not become a party to or otherwise bound by any agreement (except the Financing Documents or the Receivables Documents) which restricts in any manner the rights of any present or future holder of any SPV Equity Interest with respect thereto

(d) Such Lien Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(e) Such Lien Grantor has not performed any acts that might prevent the Collateral Agent from enforcing any of the provisions of the Security Documents or that would limit the Collateral Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Lien Grantor is on file or of record in any jurisdiction in the United States or Canada in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Effective Date, no Collateral owned by such Lien Grantor will be in the possession or under the control of any other Person having a Lien thereon, other than a Permitted Lien.

(f) The Transaction Liens on all Collateral owned by such Lien Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Effective Date (or, if such Lien Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations or such Lien Grantor’s Secured Guarantee, as the case may be.

(g) Such Lien Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete as of the Effective Date.

(h) When UCC financing statements describing the Collateral as set forth in such Lien Grantor’s Perfection Certificate have been filed in the offices specified in such Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Collateral owned by such Lien Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. Except for the filing of such UCC financing statements, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection of the Transaction Liens pursuant to the UCC or for the enforcement of the Transaction Liens pursuant to the UCC.

(i) Such Lien Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Receivables purchased or otherwise acquired by it in a transaction subject to Article 9 of the UCC, as against its assignors and creditors of its assignors.

(j) Such Lien Grantor’s Collateral is insured as required by the Credit Agreement.

(k) Any Inventory produced by such Lien Grantor has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended.

SECTION 5. Further Assurances; General Covenants. Each Lien Grantor covenants as follows:

(a) Such Lien Grantor will, from time to time, at its own expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filing of financing or continuation statements under the UCC) that from time to time may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to:

(i) create, preserve, perfect, confirm or validate the Transaction Liens on such Lien Grantor’s Collateral (it being understood that no Lien Grantor shall be required to make filings in the United States Copyright Office to perfect the Transaction Liens on Collateral comprised of copyrights, unless the Collateral Agent has requested such filings to be made);

(ii) enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iii) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Lien Grantor’s Collateral provided, that no Lien Grantor shall be required to comply with the requirements of the Assignment of Claims Act, 1940 as amended or any equivalent state, local or municipal legislation or equivalent Canadian legislation. To the extent permitted by applicable law, such Lien Grantor authorizes the Collateral Agent to execute and file such financing statements or continuation statements without such Lien Grantor’s signature appearing thereon. Such Lien Grantor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement to the extent permitted by law. Such Lien Grantor constitutes the Collateral Agent its attorney-in-fact to execute and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Lien Grantor terminate pursuant to Section 13. Each Lien Grantor will pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto in respect of such Lien Grantor.

(b) On or prior to the Effective Date or the date on which it first becomes a party hereto pursuant to a Security Agreement Supplement, such Lien Grantor will deliver to the Administrative Agent as Collateral hereunder all certificates representing SPV Equity Interests and all Instruments representing SPV Notes then owned by such Lien Grantor (if any). Thereafter, whenever such Lien Grantor acquires any other certificate representing SPV Equity Interests or any other Instrument representing SPV Notes, such Lien Grantor will immediately deliver such certificate or Instrument to the Collateral Agent as Collateral hereunder. All such Collateral, when delivered to the Collateral Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Collateral Agent.

(c) Such Lien Grantor will not (i) change its name or corporate structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) except with respect to a Permitted Lien, become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Collateral Agent prior notice thereof and delivered an Opinion of Counsel or such other documentation with respect thereto in accordance with Section 5(d).

(d) Before it takes any action contemplated by Section 5(c), such Lien Grantor, at its own expense, will cause to be delivered to the Collateral Agent an Opinion of Counsel or such other documentation, in each case as either Security Agent may reasonably request, in form and substance reasonably satisfactory to the Security Agents, to the effect that (i) all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect and protect (except with respect to Permitted Liens) the Transaction Liens against all creditors of and purchasers from such Lien Grantor after it takes such action (except any applicable continuation statements that are to be filed more than six months after the date thereof) have been filed or recorded in each office necessary for such purpose, (ii) all fees and taxes, if any, payable in connection with such filings or recordations have been paid in full and (iii) except as otherwise agreed by the Required Secured Parties, such action will not (except with respect to Permitted Liens) adversely affect the perfection or priority of the Transaction Lien on any Collateral to be owned by such Lien Grantor after it takes such action or the accuracy of such Lien Grantor’s representations and warranties herein relating to the grant and perfection of a security interest in such Collateral.

(e) Except (i) in the ordinary course of business and (ii) subject to the Intercreditor Agreement, sales of Receivables in connection with a Permitted Receivables Facility, such Lien Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Lien Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Credit Agreement or (ii) an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified such Lien Grantor that its right to do so is terminated, suspended or otherwise limited. Concurrently with any sale or other disposition (except a sale or disposition to another Lien Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Agent or any other Secured Party. The Collateral Agent will, at the U.S. Borrowers’ expense, promptly execute and deliver to the relevant Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(f) Such Lien Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Lien Grantor’s Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

SECTION 6. Cash Collateral Account. (a) (i) As soon as practicable, but in any event no longer than 30 days following the Effective Date (or such longer period as the Borrowers’ Agent and the Security Agents, in the exercise of their reasonable discretion, may agree), each Lien Grantor shall have subjected all of its lockboxes and the corresponding Deposit Accounts to Blocked Account Agreements (each such account, a “Blocked Account”), each of which Blocked Account Agreements shall require at all times during the effectiveness thereof the transfer, on each of the applicable bank’s business days, of all amounts in the subject blocked account constituting Collateral to the U.S. Cash Collateral Account, provided that in the case of any Deposit Account and/or related lockbox assigned to a Lien Grantor pursuant to the Intercreditor Agreement, such action shall be taken within 10 days following the effective date of such assignment (or such longer period as the Security Agents, in the exercise of their reasonable discretion, may agree), (ii) prior to the Restatement Date, JTR shall have subjected all of its Deposit Accounts through which payments or other proceeds in respect of Pledged Receivables may flow to Blocked Account Agreements which require the transfer, on each of the applicable bank’s business days, of all amounts therein to the U.S. Cash Collateral Account and (iii) prior to the Restatement Date, the Collateral Agent shall have established an account (the “U.S. Cash Collateral Account”), in the name and under the exclusive control of the Collateral Agent and subject to a Blocked Account Agreement, into which all amounts owned by the Lien Grantors that are to be deposited therein pursuant to the Financing Documents (such amounts constituting Collateral, including, in any event, the items described in subclauses (x) and (y) of clause (b) below, referred to collectively herein as the “Sweep Collateral”) shall be deposited and applied pursuant to this Section 6.

(b) At all times, the U.S. Borrowers shall cause (and each other Lien Grantor shall take all actions required on its part to cause) to be deposited (on each of the applicable bank’s business days, through wire transfers of Collateral held in the Deposit Accounts of Lien Grantors) in the U.S. Cash Collateral Account, promptly upon receipt thereof, all Sweep Collateral, including, but not limited to, (x) all payments received in respect of the Pledged Receivables and (y) all other Proceeds of the Collateral.

(c) At all times, the Company shall direct any Special Purpose Receivables Subsidiary to cause all amounts that would otherwise be paid by such Special Purpose Receivables Subsidiary to the Company or any of its Subsidiaries (i) in respect of the purchase price of Transferred Receivables or (ii) as a distribution or other payment in respect of any SPV Equity Interest or SPV Note, to be deposited directly to the U.S. Cash Collateral Account. To the extent that, notwithstanding the foregoing, the Company or any of its Subsidiaries receives any such amounts paid by any such Special Purpose Receivables Subsidiary, it shall promptly deposit such amounts to the U.S. Cash Collateral Account.

(d) Unless (y) a Sweep Period is continuing or (z) the maturity of the Loans (or other Secured Obligations) shall have been accelerated pursuant to Article 6 of the Credit Agreement (or otherwise), the Collateral Agent shall withdraw amounts from the U.S. Cash Collateral Account and remit such amounts to, or as directed by, the U.S. Borrowers’ Agent from time to time.

(e) During any Sweep Period (i) all amounts held in the U.S. Cash Collateral Account shall be applied by the Collateral Agent on each Business Day to the outstanding principal balance of the Swingline Loans or, if applicable, as provided in Section 8, (ii) following the repayment in full of all outstanding Swingline Loans pursuant to clause (i), any remaining amounts held in the U.S. Cash Collateral Account shall be applied by the Collateral Agent on each Business Day to the outstanding principal balance of the Base Rate Loans or, if applicable, as provided in Section 8, (iii) following the repayment in full of all outstanding Swingline Loans and Base Rate Loans pursuant to clauses (i) and (ii), any remaining amounts held in the U.S. Cash Collateral Account shall be applied by the Collateral Agent on each Business Day to the outstanding principal balance of the Euro-Dollar Loans (in forward order of the Interest Periods applicable to such Euro-Dollar Loans, beginning with the Euro-Dollar Loans subject to the shortest Interest Periods) or, if applicable, as provided in Section 8, (iv) following repayment in full of all outstanding Swingline Loans, Base Rate Loans and Euro-Dollar Loans pursuant to clauses (i), (ii) and (iii), any remaining amounts held in the U.S. Cash Collateral Account may (x) be applied on a daily basis to the outstanding principal balance of Canadian Prime Rate Loans and to the face amount of Bankers’ Acceptances (in forward order of the BA Maturity Dates applicable to such Bankers’ Acceptances, beginning with the Bankers’ Acceptances subject to the earliest BA Maturity Dates) or (y) continue to be held in the U.S. Cash Collateral Account to be applied to the outstanding principal balance of Base Rate Loans and, upon expiration of Interest Periods, Euro-Dollar Loans, in each case at the sole discretion of the Security Agents.

(f) Funds held in the U.S. Cash Collateral Account may, until withdrawn or required to be applied pursuant hereto, be invested and reinvested in such Liquid Investments as the U.S. Borrowers’ Agent shall request from time to time; provided that, if a Sweep Period is continuing, the Collateral Agent may select such Liquid Investments.

(g) If immediately available cash on deposit in the U.S. Cash Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Collateral Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to the U.S. Cash Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

(h) The Collateral Agent may, to the extent it determines that it is necessary or advisable to do so in order to facilitate consummation of a Permitted Receivables Facility on the basis contemplated hereby and by the Credit

Agreement, agree to modifications on a temporary or permanent basis to the Blocked Account Agreements entered into pursuant to this Section 6 in order to exclude therefrom the proceeds of Transferred Receivables.

SECTION 7. Remedies Upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b) Without limiting the generality of the foregoing, (i) if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and (ii) in addition, if an Event of Default shall have occurred and be continuing, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the U.S. Cash Collateral Account and apply such cash as provided in Section 8 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the relevant Lien Grantor(s) as required by Section 8.

SECTION 8. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply the proceeds of any sale or other disposition of all or any part of the Collateral in the following order of priorities:

first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Security Documents, and any other amounts then due and payable to the Collateral Agent pursuant to Section 9 or to the Agents pursuant to the Credit Agreement;

second, to pay the unpaid principal of the Swingline Loans until payment in full of the principal of all Swingline Loans shall have been made;

third, to pay the unpaid principal of the other Secured Obligations (other than Second Secured Derivative Obligations) ratably (or provide for the payment thereof pursuant to Section 8(b)), until payment in full of the principal of all other Secured Obligations (other than Second Secured Derivative Obligations) shall have been made (or so provided for);

fourth, to pay ratably all interest (including Post-Petition Interest) and all facility and other fees payable under the Related Documents (other than any relating to Second Secured Derivative Obligations), until payment in full of all such interest and fees shall have been made;

fifth, to pay all other Secured Obligations (other than Second Secured Derivative Obligations) ratably (or provide for the payment thereof pursuant to Section 8(b)), until payment in full of all such other Secured Obligations (other than Second Secured Derivative Obligations) shall have been made (or so provided for);

sixth, to pay ratably all Second Secured Derivative Obligations (or provide payment therefor pursuant to Section 8(b)) until payment in full of such Second Secured Derivative Obligations shall have been made (or so provided for); and

finally, to pay to the relevant Lien Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it;

provided that Collateral owned by a Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third, fourth, fifth and sixth only to the extent permitted by the limitation in Section 2(j). The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

Notwithstanding anything to the contrary herein, the parties hereto agree that the unpaid principal (i.e., the Mark-to-Market Value) of the First Secured Derivative Obligations shall be paid, ratably with the unpaid principal of other Secured Obligations (other than Second Secured Derivative Obligations), pursuant to clause third above; provided that if on the date of any application of cash or proceeds in accordance with this Section 8(a), the aggregate Mark-to-Market Value of First Secured Derivative Obligations exceeds an amount equal to the difference of $50,000,000 less the aggregate Mark-to-Market Value of (A) all First Secured Derivative Obligations previously paid pursuant to this Section 8(a) plus (B) all First Secured Derivative Obligations (as defined in the Canadian Security Agreement) previously paid or to be paid on such date pursuant to Section 8(a) of the Canadian Security Agreement (such difference, the “Available Derivative Amount” at such date), then: (x) the Secured Obligations payable pursuant to clause third above shall include the Mark-to-Market Value of First Secured Derivative Obligations in an aggregate amount equal to the Available Derivative Amount at such date (which Available Derivative Amount shall represent and be comprised of a ratable portion (the “Permitted Ratable Portion”) of the Mark-to-Market Value of each First Secured Derivative Obligation), and (y) the portion of the Mark-to-Market Value of each First

Secured Derivative Obligation that is in excess of the Permitted Ratable Portion referred to in clause (x) above (and is therefore not paid ratably with the unpaid principal of Secured Obligations pursuant to clause third above) shall, for all purposes of this Section 8(a), be treated as and deemed to be unpaid principal of a Second Secured Derivative Obligation, and shall be paid, ratably with the unpaid principal of all other Second Secured Derivative Obligations, pursuant to clause sixth above.

(b) If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 8(b), be payable pursuant to Section 8(a) in respect of an Unliquidated Secured Obligation, the Collateral Agent shall not apply any monies to pay such Unliquidated Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Unliquidated Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Unliquidated Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such Unliquidated Secured Obligation will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Unliquidated Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Unliquidated Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments. All such monies and Liquid Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 8(b) rather than Section 8(a). The Collateral Agent will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Unliquidated Secured Obligation becomes a Liquidated Secured Obligation, whereupon the Collateral Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Liquidated Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 8(a) (i.e., clause third, fifth or sixth) were not paid in full, the Collateral Agent will apply the amount so held in trust to pay the same percentage of such Liquidated Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 8(a). If (i) the holder of such Unliquidated Secured Obligation shall advise the Collateral Agent that no portion thereof remains in the category of an Unliquidated Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 8(b) in respect of such Unliquidated Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Liquidated Secured Obligations), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth in Section 8(a).

(c) In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 12(g). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 9. Fees and Expenses; Indemnification. (a) Each Lien Grantor will forthwith upon demand pay to the Collateral Agent:

(i) the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens on such Lien Grantor’s Collateral or to free any Collateral of such Lien Grantor from any other Lien thereon (other than Permitted Liens);

(ii) the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under the Security Documents, in each case with respect to such Lien Grantor;

(iii) the amount of any fees that such Lien Grantor shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Security Documents with respect to such Lien Grantor, except to the extent that such loss, liability or expense arises from the Collateral Agent’s gross negligence or willful misconduct or a breach of any duty that the Collateral Agent has under this Agreement (after giving effect to Sections 11 and 12).

Any such amount not paid to the Collateral Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of (i)(A) in the case of amounts denominated in Dollars, the rate applicable to Base Rate Loans for such day, or (B) in the case of amounts denominated in Canadian Dollars, the rate applicable to Canadian Prime Rate Loans, plus in each case (ii) as to any such amounts not paid within ten Business Days of demand therefor, 2% per annum.

(b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction with respect to any Lien Grantor provided for in the Security Documents, such Lien Grantor will pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

SECTION 10. Authority to Administer Collateral. Each Lien Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Lien Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the U.S. Borrowers’ expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Lien Grantor’s Collateral (to the extent necessary to pay the Secured Obligations in full):

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Lien Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. The Collateral Agent and each Lien Grantor agree that such notice shall be considered to have been “sent within a reasonable time” pursuant to UCC Section 9-612. Such notice shall (i) contain the information specified in UCC Section 9-613, (ii)

be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 11. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith or by reason of any act or omission by the Collateral Agent pursuant to instructions from the General Administrative Agent or the Security Agents, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.

SECTION 12. General Provisions Concerning the Collateral Agent.

(a) Authority. The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms of the Security Documents, together with such actions and powers as are reasonably incidental thereto.

(b) Coordination with Collateral Agent. To the extent requested to do so by any Secured Party, the Collateral Agent will promptly notify such Secured Party of each notice or other communication received by the Collateral Agent hereunder and/or deliver a copy thereof to such Secured Party. As to any matters not expressly provided for herein (including (i) the timing and methods of realization upon the Collateral and (ii) the exercise of any power that the Collateral Agent may, but is not expressly required to, exercise under any Security Document), the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Secured Parties or, in the absence of such instructions, in accordance with its discretion (subject to the following provisions of this Section).

(c) Rights and Powers as a Secured Party. The Person serving as the Collateral Agent shall, in its capacity as a Secured Party, have the same rights and powers as any other Secured Party and may exercise the same as though it were not the Collateral Agent. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers, any of their Subsidiaries or their respective Affiliates as if it were not the Collateral Agent hereunder.

(d) Limited Duties and Responsibilities. The Collateral Agent shall not have any duties or obligations under the Security Documents except those expressly set forth therein. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Collateral Agent is required in writing to exercise by the Required Secured Parties, and (iii) except as expressly set forth in the Security Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Secured Parties or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the U.S. Borrowers’ Agent or a Secured Party, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with any Security Document, (w) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Security Document, (y) the validity, enforceability, effectiveness or genuineness of any Security Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in any Security Document.

(e) Authority to Rely on Certain Writings, Statements and Advice. The Collateral Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers or any of their Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountant or expert. The Collateral Agent may rely conclusively on advice from the applicable Administrative Agent as to whether at any time (i) an Event of Default under the Credit Agreement has occurred and is continuing, (ii) the maturity of the Loans has been accelerated or (iii) any proposed action is permitted or required by the Credit Agreement.

(f) Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 11 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

(g) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is an Unliquidated Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) the applicable Administrative Agent for information as to the Lenders, either Administrative Agent, the Security Agents or the Collateral Agent, their Secured Obligations and actions taken by them, (ii) any Secured Party (or any trustee, agent or similar representative designated pursuant to subsection (f) to supply such information) for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from the foregoing sources and (iii) the Borrowers’ Agent, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

(h) Notice to Secured Parties. Within two Business Days after it receives or sends any notice referred to in this subsection, the Collateral Agent shall send to the Administrative Agents and each Secured Party requesting notice thereof, copies of any notice given by the Collateral Agent to any Lien Grantor, or received by it from any Lien Grantor, pursuant to Section 7, 8, 10, 12(j) or 13; provided that such Secured Party has, at least five Business Days prior thereto, delivered to the Collateral Agent a written notice (i) stating that it holds one or more Secured Obligations and wishes to receive copies of such notices and (ii) setting forth its address, facsimile number and e-mail address to which copies of such notices should be sent.

(i) Collateral Agent May Refuse to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from the Administrative Agent, the Security Agents or any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the

Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave, or instructed the Administrative Agents or the Security Agents to give, such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(j) Resignation; Successor Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided in this subsection, the Collateral Agent may resign at any time by notifying the Secured Parties and the U.S. Borrowers’ Agent. Upon any such resignation, General Electric Capital Corporation or an Affiliate thereof (collectively, “GE Capital”) shall (so long as GE Capital is a Lender) have the option to become the successor Collateral Agent, but if it should not exercise such option within 10 days after the resigning Collateral Agent gives notice of its resignation, the Required Secured Parties shall have the right to appoint a successor Collateral Agent. If GE Capital shall not have exercised its option to become a successor Collateral Agent or no successor shall have been so appointed by the Required Secured Parties and shall have accepted such appointment, in any case, within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent hereunder, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Section and Section 11 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

(k) Subject to Section 12(d), the Collateral Agent hereby agrees to be bound by the terms and provisions of all Financing Documents applicable to it.

SECTION 13. Termination of Transaction Liens; Release of Collateral. (a) The Transaction Liens granted by each Guarantor shall terminate when its Secured Guarantee is released pursuant to Section 2(c) (it being understood that, in the case of any Person that continues to be a Borrower under the Credit Agreement following the release of its Secured Guarantee, this Section 13(a) shall not apply, and the Transaction Liens granted by such Person shall remain in effect until terminated in accordance with Section 13(b) or Section 13(c) below).

(b) The Transaction Liens and (except for Sections 9, 10 (second proviso), 11, 12, 13(e), 19, 20 and 21) this Agreement shall immediately and automatically terminate when all the Release Conditions are satisfied.

(c) The Transaction Liens granted by the relevant Lien Grantor (x) with respect to any Pledged Receivables shall terminate immediately and automatically when such Receivables have become Transferred Receivables and (y) with respect to any other Collateral shall terminate upon the sale of such Collateral to a Person other than a Borrower or a Subsidiary of a Borrower in a transaction not prohibited by the Credit Agreement. In each case, such termination shall not require the consent of any Secured Party (other than, in the case of any termination of Transaction Liens described in clause (x) of the immediately preceding sentence, the consent of each of the Security Agents to the establishment of the relevant Permitted Receivables Facility in accordance with the terms of the Credit Agreement), and the Collateral Agent and any third party shall be fully protected in relying on a certificate of the Company as to whether any Pledged Receivables qualify as Transferred Receivables (including without limitation whether the transfer thereof is permitted under the Credit Agreement and this Agreement).

(d) In the case of any Pledged Receivables, the Transaction Liens granted by the relevant Lien Grantor with respect to the Related Transferred Rights shall terminate immediately and automatically when such Pledged Receivables become Transferred Receivables. Such termination shall not require the consent of any Secured Party. If the Company delivers a certificate pursuant to Section 13(c) stating that any Pledged Receivables qualify as Transferred Receivables, the Collateral Agent and any third party shall be fully protected in relying on such certificate as conclusive proof that the Related Transferred Rights are not Collateral.

(e) For avoidance of doubt, the operation of subsections (c) and (d) in the event of a transfer of Pledged Receivables from a Guarantor to any Borrower is as follows: The Transaction Liens granted by the Guarantor in such Pledged Receivables and the related rights and interests described in subsection (d) terminate upon such transfer. However, the relevant Borrower simultaneously acquires rights in such Collateral, and the Transaction Liens granted by such Borrower shall simultaneously attach thereto. The parties intend that any such transaction shall be a contemporaneous exchange for new value given to such Borrower.

(f) At any time before the Transaction Liens terminate, the Collateral Agent may, at the written request of the U.S. Borrowers’ Agent, release any Collateral (subject to Section 9.05(b)(iv) of the Credit Agreement) with the prior written consent of the Required Secured Parties.

(g) Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the relevant Lien Grantor, execute and deliver to such Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

SECTION 14. Guarantors and Lien Grantors. (a) The Company hereby represents and warrants that the Guarantors listed on the signatures pages hereof represent all the U.S. Subsidiaries (other than Immaterial Subsidiaries and any Special Purpose Receivables Subsidiaries) of the Company as of the date hereof.

(b) If any additional U.S. Subsidiary (other than an Immaterial Subsidiary or a Special Purpose Receivables Subsidiary) is formed or acquired after the date hereof, the Company will, within ten Business Days after such U.S. Subsidiary is formed or acquired, notify the Collateral Agent thereof and cause such U.S. Subsidiary to become a party hereto by signing and delivering to the Collateral Agent a Security Agreement Supplement, whereupon such U.S. Subsidiary shall become a “Guarantor” and a “Lien Grantor” as defined herein.

SECTION 15. Notices. Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile or other electronic transmission) and shall be effective (i) when delivered to such party at its address specified below, (ii) when sent to such party by facsimile or other electronic transmission, addressed to it at its facsimile number or electronic address specified below, and such party sends back an electronic confirmation of receipt or (iii) ten days after being sent to such party by certified or registered United States mail, addressed to it at its address specified below, with first class or airmail postage prepaid:

(a) in the case of any Lien Grantor listed on the signature pages hereof:

c/o Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Attention: Vice President – Finance & Treasurer

Facsimile:

E-mail:

(b) in the case of any other Lien Grantor, its address, facsimile number or e-mail address set forth in its Security Agreement Supplement;

(c) in the case of the Collateral Agent:

JPMorgan Chase Bank, N.A.

270 Park Avenue

4th Floor

New York, NY 10017

Attention:

Facsimile:

and with a copy to each Security Agent:

JPMorgan Chase Bank, N.A.

270 Park Avenue

4th Floor

New York, NY 10017

Attention:

Facsimile:

General Electric Capital Corporation

500 West Monroe Street

12th Floor

Chicago, Illinois 60661

Attention: Ryerson Account Manager

Facsimile:

(d) in the case of any Lender, to the Collateral Agent to be forwarded to such Lender at its address or facsimile number specified in or pursuant to Section 9.01 of the Credit Agreement; or

(e) in the case of any Secured Party requesting notice under Section 12(h), such address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Collateral Agent.

Any party may change its address, facsimile number and/or e-mail address for purposes of this Section by giving notice of such change to the Collateral Agent and the Lien Grantors in the manner specified above.

SECTION 16. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Related Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Related Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Related Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 17. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured

Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Lien Grantors and their respective successors and assigns.

SECTION 18. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto, with the consent of the Required Secured Parties. No such waiver, amendment or modification shall affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.

SECTION 19. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 20. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 21. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 22. Collateral Agent Subject to Direction of Security Agents. The Collateral Agent hereby covenants and agrees to serve as the Collateral Agent subject to the direction of the Security Agents. Should the Collateral Agent fail or refuse to take or cause to be taken any action required or permitted to be taken or caused to be taken by it pursuant to this Agreement or any other Security Document, any Security Agent may take or cause to be taken such action. At the request of any Security Agent, the Collateral Agent shall refrain from taking or causing to be taken any action permitted (but not required) to be taken or caused to be taken by it hereunder or under any other Security Document. In the event that the Security Agents cannot agree on any other action or determination which may be made by the Collateral Agent pursuant to this Agreement (subject to Section 9.05(a) of the Credit Agreement), the determination shall be made by the individual Security Agent either asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by a Credit Party, as applicable. The Security Agents shall be entitled to all of the rights, remedies, benefits and protections granted to the Collateral Agent pursuant to this Agreement and the other Security Documents to the same extent as granted herein or therein to the Collateral Agent. The provisions hereof are for the benefit of the Security Agents and may not be directly or indirectly modified without the prior written consent of each Security Agent. The foregoing shall apply notwithstanding anything to the contrary contained herein, in any other Security Document or otherwise.

SECTION 23. Additional Secured Obligations. (a) The Company may from time to time (whether before or after the Restatement Date) designate (subject to the requirements in clauses (b) and (c) of this Section 23) any Credit Party’s Derivative Obligations as “Secured Derivative Obligations” for purposes hereof by delivering to the Collateral Agent a certificate signed by a Financial Officer of the Company (an “Additional Secured Obligation Certificate”) that:

(i) identifies such Derivative Obligation and the related written agreement evidencing such Derivative Obligation (the “Derivative Contract”) (including the name and address of the counterparty thereto, the notional principal amount thereof and the expiration date thereof);

(ii) states that such Derivative Obligation has been entered into in the course of the ordinary business practice of such Credit Party and not for speculative purposes;

(iii) specifies (subject to the requirements of clause (c) below) whether such Derivative Obligation will be designated as a First Secured Derivative Obligation or a Second Secured Derivative Obligation hereunder;

(iv) specifies, as of the date such Derivative Obligation is entered into and after giving effect to designation of such Derivative Obligation as a First Secured Derivative Obligation or Second Secured Derivative Obligation hereunder, as the case may be, the aggregate Mark-to-Market

Value of all Secured Derivative Obligations then currently designated as “First Secured Derivative Obligations” pursuant to this Section 23; and

(v) states that after giving effect to such designation the U.S. Total Outstanding Amount will not exceed the U.S. Maximum Availability.

(b) No Derivative Obligation shall be designated as a “Secured Derivative Obligation” hereunder unless (i) at or prior to the time the relevant Derivative Contract was executed, the Credit Party party thereto and the Lender or Lender Affiliate party thereto expressly agreed in writing that such Derivative Obligation would constitute a “Secured Derivative Obligation” entitled to the benefits of the Security Documents (and the Company shall so certify in the relevant Additional Secured Obligation Certificate) and (ii) the Lender or Lender Affiliate party thereto shall have delivered a notice to the Collateral Agent (or, in the case of a Lender Affiliate, an instrument in form and substance satisfactory to the Collateral Agent) to the effect set forth in subclause (i) of this clause (b), and acknowledging and agreeing to be bound by the terms of this Agreement (including, without limitation, Section 24 hereof) with respect to such Derivative Obligation.

(c) No Secured Derivative Obligation shall be designated as a First Secured Derivative Obligation hereunder unless (and the Company shall certify in the relevant Additional Secured Obligation Certificate that): (i) as of the date such Derivative Obligation is entered into, after giving effect to its designation as a First Secured Derivative Obligation hereunder, the aggregate Mark-to-Market Value of all Secured Derivative Obligations then currently designated as First Secured Derivative Obligations together with all Secured Derivative Obligations (as defined in the Canadian Security Agreement) then currently designated as First Secured Derivative Obligations (as defined in the Canadian Security Agreement), shall not exceed $50,000,000 and (ii) at or prior to the time the relevant Derivative Contract was executed, the Credit Party party thereto and the Lender or Lender Affiliate party thereto expressly agreed in writing that such Derivative Obligation would be designated as a First Secured Derivative Obligation entitled to the benefits of the Security Documents.

SECTION 24. Sharing Provisions. In accepting the benefits of and agreeing to be bound by the provisions of this Agreement, each holder of a Secured Derivative Obligation agrees to be bound by the provisions of Section 9.04 of the Credit Agreement with respect to any payment such holder may receive (whether by exercising any right of set-off or counterclaim or otherwise), as if such holder of a Secured Derivative Obligation were a Lender under Section 9.04, and as if the Mark-to-Market Value of its First Secured Derivative Obligations (if any) were principal then due with respect to a Loan (and Section 9.04 of the Credit Agreement shall apply, mutatis mutandis, to the obligations of the holders of Secured Derivative Obligations under this Agreement).

SECTION 25. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RYERSON INC., a Delaware corporation

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Subsidiary Guarantors: JOSEPH T. RYERSON & SON, INC., a Delaware corporation

By:
Name:
Title:

RYERSON PROCUREMENT CORPORATION, a Delaware corporation

By:
Name:
Title:

RYERSON AMERICAS, INC., a Delaware corporation

By:
Name:
Title:

RYERSON INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

RYERSON INTERNATIONAL TRADING, INC., a Delaware corporation

By:
Name:
Title:

RYERSON INTERNATIONAL MATERIAL MANAGEMENT SERVICES, INC., a Delaware corporation

By:
Name:
Title:

RCJV HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

LANCASTER STEEL SERVICE COMPANY, INC., a New York corporation

By:
Name:
Title:

RYERSON PAN-PACIFIC LLC, a Delaware Limited Liability Company

By:
Name: